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                                  EXHIBIT 12.1


Boston Private Financial Holdings, Inc.
Computation of Earnings to Fixed Charges
($ in 000's)

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                                                                   2001           2000          1999          1998         1997
                                                                   ----           ----          ----          ----         ----
                                                                             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
EARNINGS:
Income before income taxes                                        $19,238        $25,513       $20,891       $15,004      $11,076
Fixed charges excluding interest on deposits                        9,501          7,275         5,989         5,625        4,201
                                                                  -------        -------       -------       -------      -------
Earnings including fixed charges but excluding interest
  on deposits                                                      28,739         32,788        26,880        20,629       15,277
Interest on deposits                                               30,253         29,721        19,812        17,714       14,063
                                                                  -------        -------       -------       -------      -------
Earnings including fixed charges and interest on deposits         $58,992        $62,509       $46,692       $38,343      $29,340
                                                                  =======        =======       =======       =======      =======

FIXED CHARGES:
Interest expense, excluding interest on deposits                  $ 8,068        $ 6,142       $ 5,256       $ 4,958      $ 3,634
Interest factor within rent expense (1/3 of rent expense)           1,433          1,133           733           667          567
                                                                  -------        -------       -------       -------      -------
Total fixed charges excluding interest on deposits                  9,501          7,275         5,989         5,625        4,201
Interest on deposits                                               30,253         29,721        19,812        17,714       14,063
                                                                  -------        -------       -------       -------      -------
Fixed charges including interest on deposits                      $39,754        $36,996       $25,801       $23,339      $18,264
                                                                  =======        =======       =======       =======      =======

RATIO OF EARNINGS TO FIXED CHARGES:
Excluding interest expense on deposits                               3.02           4.51          4.49          3.67         3.64
Including interest expense on deposits                               1.48           1.69          1.81          1.64         1.61
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